EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Arno Therapeutics, Inc. of our report dated May 9, 2011, relating to the financial statements appearing in the Annual Report on Form 10-K of Arno Therapeutics, Inc. for the year ended December 31, 2010.

/s/ Crowe Horwath LLP

New York, New York
September 2, 2011